PLAYBOY ENTERPRISES, INC.


                                  June 17, 1998


Mr. Patrick Keery
President
TITAN MOTORCYCLE COMPANY OF AMERICA
2222 West Peoria Avenue
Phoenix, AZ 85029

            RE: PLAYBOY 45TH ANNIVERSARY LIMITED EDITION MOTORCYCLES

Dear Mr. Keery:

     This letter, when the enclosed copy has been signed, dated and returned by you, will evidence the agreement between Playboy Enterprises, Inc. ("Licensor") and Titan Motorcycle Company of America ("Licensee") concerning the manufacture, sale and distribution of motorcycles bearing trademarks and images owned by Licensor as described below. Our agreement is as follows.

1. Licensee acknowledges that Licensor owns the marks PLAYBOY, RABBIT HEAD DESIGN, PLAYBOY 2000, and the image of MARILYN MONROE (ON THE KNEES) in SILHOUETTE and other images from the Playboy art and photo archives (the trademarks and images are collectively referred to herein as the "Trademarks" and "Images" respectively) and recognizes and acknowledges that the Trademarks and Images are internationally well-known and recognized by the general public and are associated in the public mind with Licensor and are designations in which Licensor has acquired a considerable and valuable goodwill.

2. Except as hereinafter provided, Licensor hereby grants to Licensee and Licensee hereby accepts, a non-sublicensable, non-exclusive, non-assignable right (the "License") to utilize the Trademarks and Images in the design, manufacture, advertisement, distribution and sale of Playboy 45th anniversary limited edition motorcycles (the "Products") through, and only through, retail stores located in, and only in, the United States, Canada and Japan (the "Territory") or to wholesalers which will sell the Products to, and only to, retail stores located in the Territory. Under no circumstances may Licensee advertise, sell or distribute the Products outside of the Territory. Other countries may be added to the Territory on a case-by-case basis and only upon the prior written approval of Licensor.

3. Licensee may manufacture and produce no more than one hundred (100) Units of the Products for sale and distribution plus two (2) units which must be manufactured and produced at the start of production and which must be called PLAYBOY PROOFS (the "Proofs"). However, no more than twenty (20) units of the Products may be distributed and sold into Japan. The first Proof shall be numbered "1 of 2" and the second Proof shall be numbered "2 of 2." Both Proofs shall be given to Licensor free of charge no later than September 31, 1998.

4. Licensee's rights under this agreement will commence June 1, 1998 and will expire not later than December 31, 1999 unless sooner terminated as provided under this agreement.

5. For all purposes under this agreement, a "License Quarter" shall be each consecutive three (3) month period except that the first (1st) License Quarter shall be the four (4) month period commencing on June 1, 1998 and ending at midnight central standard time on September 30, 1998, and if the expiration or termination of the License and this agreement is effective other than on December 31, 1999, then the final period of less than four
     (4) or three (3) months ending on the effective date of such expiration or termination shall be deemed to be a License Quarter.

6. Subject to Licensor's prior approval as hereinafter required, Licensee shall commence the design, manufacture, advertising, promotion, sale and distribution of or for the Products as soon as practicable after June 1, 1998, but in no event later than September 1, 1998. If Licensee fails to do so by such date, Licensor may treat such failure as an incurable default under this agreement.

7. Within forty-five (45) days after the end of each License Quarter, including the "Sell-Off Period" (if any), Licensee shall pay to Licensor the following royalties ("Earned Royalties"):

     a.   Two and  one-half  percent (2 1/2%) of "Net Sales" of the first twenty
          (20) units of the Products sold (specifically excluding the Proofs), but in no event will the Earned Royalties for such first twenty (20) units be less than Seven Hundred and Seventy-Five United States Dollars (U.S.$775) per unit of the Products sold.

     b. Five percent (5%) of Net Sales of the remaining units of the Products sold, but in no event will the Earned Royalties for the twenty-first
          (21st) through thirtieth (30th) units of the Products sold be less than One Thousand Five Hundred and Fifty United States Dollars (U.S.$1,550) per unit of such twenty-first (21st) through thirtieth
          (30th) units of the Products sold.

     c.   Five  Percent  (5%) of Net Sales of the  Products on units  thirty-one
          (31) through one hundred (100). Licensor and Licensee shall negotiate in good faith the establish a minimum Earned Royalty for each such unit sold. In the event Licensor and Licensee do not or cannot establish such minimum on or before ten (10) business days after the

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          sale of the thirtieth (30th) unit, the minimum Earned Royalty for each such unit will be One Thousand Five Hundred United States Dollars (U.S.$1,500) per unit sold.

          Net Sales shall mean the invoice price charged by Licensee for the Products less: (i) refunds, credits and allowances actually made or allowed to customers for returned Products; (ii) customary trade discounts (including anticipations) afforded to and actually taken by customers against payment for the Products; and (iii) value added tax assessed on sales (only where applicable).

8. Along with each Earned Royalty payment remitted to Licensor, Licensee shall furnish to Licensor or its designee a complete and accurate statement in a format acceptable to Licensor and certified to be true by the Chief Financial Officer of Licensee (hereinafter referred to as the "Statement") showing for such License Quarter: (a) a listing of Licensee's accounts in the Territory and the units and description of all of the Products sold and distributed to each such account or otherwise disposed of by Licensee; (b) the computations of Net Sales on all such sales; and (c) the computation of Earned Royalties and the amount of Earned Royalties due and payable.

9. a. The Products to be sold and distributed will be of the highest quality. The Products will not be sold or distributed until Licensee has confirmed that Licensor has approved the Products, including any and all packaging, artwork, printing, advertising, sales, marketing and promotional materials, fixtures and displays (or any other items bearing the Trademarks or Images intended for use in connection with this agreement). Licensee shall submit samples of the Products and all marketing materials to Licensor for its approval prior to the sale, distribution or advertising thereof. If, within five (5) business days of Licensor's receipt of such samples, Licensor has not responded, then Licensor shall be deemed to have disapproved of such samples. If, however, Licensor has approved of such samples, then the Products and marketing materials thereafter will conform to the approved samples.

     b. Licensee's policy of sale or distribution of the Products will never reflect adversely upon the good name of Licensor. Licensee shall not obtain any right, title or interest whatsoever in or to the Trademarks and Images by virtue of its use of the Trademarks and Images under this agreement or otherwise and all additional goodwill associated with the Trademarks and Images which is created through Licensee's use of such Trademarks and Images shall inure solely to the benefit of Licensor.

     c. Licensee shall affix or imprint legibly on the Products or packaging for the Products such trademark and copyright notices, legends and disclaimers a Licensor directs. The Products shall contain no advertising unless approved in advance by Licensor.

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     d.   All rights not  specifically  granted to Licensee under this agreement are reserved by Licensor.

10. Licensee shall: (i) keep accurate books of account and records (including but not limited to utilization of consecutively numbered invoices which reconcile to each Statement and Licensee's general ledger) covering all transactions relating to or arising out of this agreement (which books and records shall be maintained separately from Licensee's documentation relating to other items manufactured or sold by Licensee) and (ii) permit Licensor or its nominees, employees, agents or representatives to have full access to, to inspect such books and records at all reasonable hours of the day, to conduct an examination of and to copy (at Licensor's expense) all such books and records. Licensee shall maintain in good order and condition all such books and records for a period of two (2) years after the expiration or termination of this agreement or, in the event of a dispute between the parties hereto, until such dispute is resolved, whichever date is later. Receipt or acceptance by Licensor of any Statement furnished pursuant hereto or any sums paid by Licensee hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and if one or more inconsistencies or mistakes are discovered by Licensor in such Statement, it or they shall be rectified in an amended Statement received by Licensor no later than ten (10) days after the date of receipt by Licensee of notice of that which should be rectified.

11. If any inspection or examination referred to in Paragraph 10. hereof discloses, or Licensor or Licensee otherwise discovers, an underpayment of Earned Royalties, the amount of such underpayment shall be paid by Licensee to Licensor no later than thirty (30) days after receipt of notice or knowledge thereof by Licensee. In the event of such an underpayment by Licensee in excess of nine percent (9%), then Licensor may elect to treat such occurrence as an incurable default by Licensee under this agreement. If such inspection or examination: (i) discloses or Licensor or Licensee otherwise discovers an overpayment of Earned Royalties the amount of such overpayment shall be credited against future payment of any Earned
     Royalties or, in the event of the expiration or termination of this agreement and there is or are no such future payments, such amount shall be paid by Licensor to Licensee not later than thirty (30) days after the discovery thereof by Licensor, subject to Licensor's rights of setoff, recoupment and counterclaim or (ii) reveals that for the period covered by such inspection or examination there is an error of five percent (5%) or more in the Earned Royalties previously reported on the Statement(s) as being due from Licensee, all expenses involved in the conducting of such inspection or examination shall be borne by Licensee. Licensee shall pay to Licensor the amount of such expenses no later than ten (10) days after Licensee's receipt of Licensor's invoice therefor. If such error is less than five percent (5%), such expenses shall be borne by Licensor.

12. Upon the expiration or termination of this agreement, and provided Licensee is in full compliance with the terms and conditions of this letter agreement, and provided Licensee is not in arrears in the payment of any Earned Royalties, Licensee may, for a period of five (5) months after the effective date of expiration or termination (the "Sell-Off Period"),

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
     dispose of, through Licensee's existing, recognized network of distribution, any remaining inventory of the Products that have been approved by Licensor and that are in process or on hand at the effective date of such expiration or termination. Any new promotional, marketing or other materials used during the Sell-Off Period are subject to the approvals and conditions set forth in Paragraph 9. above. It is expressly understood and agreed by Licensee that the Sell-Off Period shall be considered a separate accounting period for the purpose of computing Earned Royalties due to Licensor for sales during such period. Such sales during the Sell-Off Period shall not be applied against any Earned Royalties due or payable prior to the Sell-Off Period.

13. Licensor shall have the option, in regard to any Products which remain unsold after the Sell-Off Period has ended, to require Licensee to, at Licensee's cost, either: (i) sell such remaining inventory to Licensor at cost; (ii) destroy such remaining inventory, in which case a certificate of destruction will be provided to Licensor signed by an authorized representative of Licensee; or (iii) remove from such inventory and destroy, at Licensee's sole cost all Trademarks and Images and provide Licensor with evidence of such removal and destruction.

14. Licensee will obtain and maintain, at Licensee's own expense, product liability insurance satisfactory to Licensor in the minimum amount of Twenty Million United States Dollars (U.S.$20,000,000) of primary and umbrella coverage from one or more insurance companies, each with a Best's rating of "A" (or better), and qualified to transact business in the Territory (each such insurance policy shall name each of the Indemnitees as additional insureds by reason of the indemnity contained in Paragraph 15.a. hereof and shall evidence the insurer's agreement that such insurance shall not be amended, canceled, terminated or permitted to lapse without thirty
     (30) days' prior written notice to Licensor), and provide Licensor with a certificate of such insurance upon execution of this agreement by Licensee and on each anniversary date of the grant or issuance of each such policy during the terms of this agreement and the Sell-Off Period evidencing that each such policy has not been altered with respect to the Indemnitees in any way whatsoever nor permitted to lapse for any reason, and evidencing the payment of premium of each such policy. Licensee will cause each such policy to be in full force and effect prior to the commencement of any design, manufacture, advertising, promotion, sale, distribution or dealing with any or all of the Products whatsoever and will cause each such policy to remain in effect for 10 years after the -- expiration or termination of this agreement. Failure by Licensee to obtain the required insurance prior to such commencement or failure by Licensee to adequately maintain such insurance during .the term of this agreement and the Sell-Off Period shall be an incurable default by Licensee under this agreement.

15. a. Except as provided in Paragraph 15.b. below, Licensee will indemnify, defend and hold Licensor, its parent, subsidiaries and affiliates, and its and their respective officers, directors, employees and shareholders harmless from any claims, suits, losses, injuries or damages (including without limitation attorneys' fees and litigation expenses) arising out of

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
          or in connection with: (a) the design, manufacture, advertising, promotion, sale or distribution of or any other dealing whatsoever with the Products or Materials; (b) any alleged action or failure to act whatsoever by Licensee; (c) any alleged defect in any or all of the Products; (d) any alleged non-conformity to or non-compliance with any law pertaining to the design, quality, safety, advertising, promotion or marketing of any or all of the Products or advertising material; or (e) any breach by Licensee of any of its obligations hereunder.

     b. Licensor will indemnify, defend and hold Licensee harmless against any claims or suits arising solely and directly out of the authorized use by Licensee of the Trademarks, Images or material received from Licensor as set forth under this agreement provided prompt notice is given to Licensor of any such claim or suit, but in no event shall such indemnification include consequential or incidental damages. Licensor shall have the option to settle or to undertake and conduct the defense of any suit so brought. Licensee expressly represents and agrees that no compromise or settlement of any claim or suit or any preliminary negotiations with respect to any such compromise or settlement, shall be made or entered into by Licensee except with and under the special written consent and instructions of Licensor. Licensee will cooperate fully with Licensor in defending any such action.

16. a. Except as otherwise provided in this agreement, if Licensee shall violate any of the terms or conditions hereof or default on any of its duties, obligations or warranties hereunder, Licensor shall have the right and option, but not the duty, to terminate the License and this agreement upon not less than ten (10) days' prior written notice, but no neglect or failure to serve such notice shall be deemed to be a waiver of any such violation or default. Such termination shall become effective unless such violation or default described in such notice shall be completely remedied to the satisfaction of Licensor within such ten (10) day period.

     b. Notwithstanding the provisions of Paragraph 16.a. hereof, if such violation or default: (a) is of a kind that a remedy or cure cannot effectively restore the prior circumstances; or (b) is described in this agreement as an incurable default, then the License and this agreement shall terminate upon receipt by Licensee of written notice thereof without any period of remedy or cure whatsoever. The termination of the License and this agreement shall be without prejudice to any rights that Licensor otherwise has against Licensee under this agreement or under law.

17. The expiration or termination of this agreement shall not relieve Licensee of any obligations incurred prior or subsequent to such expiration or termination; nor shall expiration or termination impair or prejudice any of the rights of Licensor or Licensee, respectively, accruing prior or subsequent thereto.

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18.  Not more than ninety (90),  but not less than thirty (30) days prior to the expiration of this agreement, or within ten (10) days after (i) receipt of notice of termination or (ii) the happening of any event that terminates this agreement where no such notice may be required, Licensee shall furnish to Licensor a complete and accurate statement showing the number and description of all Products on hand. Licensor or its authorized agents shall have the right to conduct a physical inspection and take inventory to ascertain or verify such inventory and statement. Licensor retains all other legal and equitable rights it may have in the circumstances, which rights are hereby reserved.

19. If Licensee files a petition in bankruptcy or is adjudicated a bankrupt or if a petition in bankruptcy is filed against Licensee, or if Licensee shall become insolvent or shall agree to make or makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or if Licensee discontinues business, or it a receiver is appointed for Licensee, this agreement will automatically terminate without the necessity of any notice whatsoever. If this agreement is so terminated, Licensee or its receivers, representatives, agents or the like shall have no right to sell, exploit or enter into any deal with respect to the Products except with and under the special written consent and instruction of Licensor.

20. If any term or provision of this agreement or its application to any circumstances shall be adjudged illegal, unenforceable or invalid and such adjudication has become final and non-appealable, such provision or application shall be deemed deleted without affecting the remainder of this agreement.

21. Nothing herein contained shall be construed to place the parties in the relationship as partners or joint venturers and Licensee will have no power to obligate or bind Licensor in any manner whatsoever.

22. This agreement represents the entire understanding of the parties. None of the terms of this agreement can be waived or modified except by an express agreement in writing assigned by the parties and there are no representations, promises, warranties, covenants or undertakings other than those contained in this agreement. No custom or practice of the parties at variance with the terms hereof shall constitute a waiver of Licensor's right to demand exact compliance with any of the terms or the delay by either party in enforcing, any of its rights under this agreement shall not be deemed as constituting a waiver or a modification thereof and either party may, within the time provided by applicable law, commence appropriate proceedings to enforce any or all such rights. No person firm, group or corporation other than Licensee, Licensor, their subsidiaries and affiliates shall be deemed to have acquired any rights by reason of anything contained in this agreement.

23. Licensor, in entering into this agreement, is relying upon the skills, reputation and personnel of Licensee. This agreement and all rights, and duties under this agreement are personal to Licensee and shall not, without the prior written consent of Licensor, be assigned, mortgaged or otherwise encumbered by Licensee.

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
24. Licensor may assign this agreement to any of its subsidiaries or affiliates or to any entity that succeeds to the interest of Licensor in the Trademarks or Images without the consent of Licensee and shall have the right to nominate any other person, company or corporation to receive royalty income or to undertake the obligations of Licensor under the terms of this agreement whether or not this agreement is so assigned.

25.  a.   In this  agreement  where the  consent  or  approval  of  Licensor  is required to any action of Licensee, such consent or approval shall only be effective if granted in writing by Licensor.

     b. Unless otherwise expressly indicated in this agreement, each notice, request, approval, consent, payment and Statement (hereinafter referred to as a "Submission") specifically provided for in this agreement shall be in writing and shall be considered effective or received the earliest of: (i) five (5) days after the date when such Submission is mailed by certified or registered mail with postage prepaid to the party hereto at the address set forth below; (ii) two
          (2) business days after the date when such Submission is sent by overnight courier service addressed to such party at such address or the date indicated as received on the overnight courier service confirmation receipt, whichever is earlier; (iii), except for payments, when such Submission is sent by facsimile addressed to such party at such address and the sender thereof requests and receives written confirmation from such party that such Submission has been received and is legible; or (iv) when such Submission is actually received by such party at such address:

                  Licensor at:      680 North Lake Shore Drive
                                    Chicago, IL 60611
                                    Attention: David Oates

                  With a copy to:   680 North Lake Shore Drive
                                    Chicago, Illinois 60611
                                    Attention:  General Counsel

                  Licensee at:      2222 West Peoria
                                    Phoenix, AZ 85029
                                    Attn:    Mr. Patrick Keery, President
                                          or Mr. Frank Keery, Chairman

26. This agreement shall be governed by and interpreted under the laws of the State of Illinois without regard to its conflicts of laws provisions. Licensee hereby submits to personal jurisdiction in Cook County, Illinois. The parties hereto agree that any and all disputes arising out of or relating in any way to this agreement shall be litigated only in courts sitting in Cook County, Illinois.

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     If the  above is  acceptable  to you,  please  sign,  date and  return  the enclosed copy of this letter.

ACCEPTED AND AGREED TO:                 Very truly yours,

TITAN MOTORCYCLE COMPANY OF AMERICA     PLAYBOY ENTERPRISES, INC.


By: /s/ Francis S. Keery                By: /s/ [illegible]
    -------------------------------         -------------------------------
Title: CEO                              Title: V.P.
       ----------------------------            ----------------------------
Date: 6/18/97                           Date: 6/17/98
      -----------------------------           -----------------------------

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